Exhibit 99.1

Bank of the James Announces Completion of Private Placement of Debt

LYNCHBURG, Va., July 9, 2020 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced it completed a private placement of an unregistered debt offering pursuant to which it issued $10,050,000 in five-year notes. The notes pay interest at the rate of 3.25%. The notes mature on June 30, 2025 and are callable by the Company on or after June 30, 2021.

Robert R. Chapman III, President, commented “We are pleased that 39 local, accredited investors showed their confidence in our future by making this investment. We have used $5,000,000 of the proceeds to retire an earlier private placement. We intend to use the balance of the proceeds for general corporate purposes, which may include a contribution of capital to our Bank of the James subsidiary, and to pay interest on the notes.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com